CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Current Report on Form 8-K/A of Mateon Therapeutics, Inc., of our report dated July 5, 2019 relating to the financial statements of Oncotelic Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the financial statements of Oncotelic, Inc. for the years ended December 31, 2018 and 2017.

/s/ SQUAR MILNER LLP

Los Angeles, California

January 16, 2020